Schedule 14A Information

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
  Check the appropriate box:
[ ]Preliminary Proxy Statement
[ ]Confidential,   for  Use  of  the  Commission  Only  (as  permitted  by  Rule
   14a-6(e)(2))
[X]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             SILICONIX INCORPORATED
                (Name of Registrant as Specified In Its Charter)

          ------------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement, if other than the
                                   Registrant)

  Payment of Filing Fee (Check the appropriate box):

[X]No fee required
[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  (1)Title of each class of securities to which transaction
applies:
-------------------------------------------------------
  (2)Aggregate number of securities to which transaction applies:
-------------------------------------------------------
  (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
determined):
-------------------------------------------------------
  (4)Proposed maximum aggregate value of transaction:
-------------------------------------------------------
  (5)Total fee paid:
-------------------------------------------------------

[ ]Fee paid previously with preliminary  materials.
[ ]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1)Amount Previously Paid:  ______________________
  (2)Form, Schedule or Registration Statement No.:
  Schedule 14A - Definitive Proxy Statement
--------------------------------------------------
  (3)Filing Party:  Registrant
                  --------------------------------
  (4)Date Filed:    April 28, 1999
                  --------------------------------

                                [Siliconix logo]





                              2201 Laurelwood Road
                          Santa Clara, California 95054


April 30, 1999


Dear Stockholder:

We are pleased to invite you to attend the 1999 Annual Meeting of Stockholders of Siliconix incorporated, which will be held in the main auditorium at the Company's corporate headquarters, 2201 Laurelwood Road, Santa Clara, California, on Wednesday, June 2, 1999, at 4:00 p.m. California time.

The Annual Report for the year 1998 is enclosed. At the stockholders' meeting, we will discuss in more detail the subjects covered in the Annual Report as well as other matters of interest to stockholders.

The enclosed Proxy Statement explains the items of business to come formally before the meeting. As a stockholder, it is in your best interest to express your views regarding these matters by signing and returning your proxy. This will ensure the voting of your shares if you do not attend the meeting.

Whether or not you plan to attend the meeting, please sign the proxy card and return it promptly in the enclosed envelope. It requires no stamp if mailed in the United States. You may revoke any proxy you give at any time before it is exercised at the meeting.


Sincerely yours,




KING OWYANG
President and Chief
Executive Officer

                             SILICONIX INCORPORATED

                              2201 Laurelwood Road

                          Santa Clara, California 95054


            Notice of Annual Meeting of Stockholders -- June 2, 1999


TO THE STOCKHOLDERS OF SILICONIX INCORPORATED:

Notice is hereby given that the Annual Meeting of Stockholders of Siliconix incorporated will be held in the main auditorium at the Company's corporate headquarters, 2201 Laurelwood Road, Santa Clara, California, on Wednesday, June 2, 1999 at 4:00 p.m. California time, for the following purposes:

        1.     To elect four directors for the ensuing year.

        2. To ratify the appointment of Ernst & Young LLP as the Company's accountants for the fiscal year ending December 31, 1999.

        3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors intends to nominate as directors those individuals listed in the attached Proxy Statement under the heading "Nominees." April 16, 1999 has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.


BY ORDER OF THE BOARD OF DIRECTORS




DAVID M. ACHTERKIRCHEN
Secretary


Santa Clara, California
April 30, 1999



Please date, sign and return the enclosed proxy in the enclosed envelope. If you plan to attend in person, please indicate this by checking the space provided on the proxy.

                                 PROXY STATEMENT

                                ----------------

                        ANNUAL MEETING OF STOCKHOLDERS OF

                             SILICONIX INCORPORATED

                                  June 2, 1999

                                  ------------


                         SOLICITATION AND VOTING RIGHTS


This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of your proxy for use at the Annual Meeting of Stockholders on Wednesday, June 2, 1999, at 4:00 p.m., and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. This Proxy Statement is first being distributed to stockholders on approximately April 30, 1999. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

The Company, a corporation existing and organized under the laws of the State of Delaware, has one class of equity securities issued and outstanding, consisting of 9,959,680 shares of common stock, $0.01 par value (the "Common Stock"). All of the shares of Common Stock are voting shares, but only those stockholders of record as of the record date, April 16, 1999, will be entitled to notice of and to vote at the meeting and at any and all postponements or adjournments of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the purpose of transacting business at the meeting.

Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder of record on each matter which may come before the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals to the stockholders, votes withheld have no legal effect and broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by giving written notice to the Secretary of the Company and the issuance of a subsequent proxy will revoke any prior proxy even though written notice of revocation is not given.

The "Company" and "Siliconix incorporated" refer to Siliconix incorporated, a Delaware corporation, or the predecessor California corporation of the same name.

                        PROPOSAL 1--ELECTION OF DIRECTORS


At the Annual Meeting of Stockholders to be held on Wednesday, June 2, 1999, the Company will present a slate of four nominees for election to the Board of Directors. Except as hereinafter stated, management will vote the shares represented by the enclosed proxy for the four nominees to the Board of Directors named below, unless indication to the contrary is marked thereon. In the event of the death, disqualification, or refusal or inability of any of such nominees to serve, it is the intention of the persons named in the enclosed proxy to vote for the election of such other person or persons as the persons named in the enclosed proxy determine in their discretion. The Board of Directors has no reason to believe that such nominees will be unable or will decline to serve if elected.


Nominees


The following sets forth the name, age and principal occupation of each nominee, his position with the Company and business experience during the past five years, and the year each was first elected a director of the Company.


  Nominee             Age           Business Experience During Past Five Years
  -------             ---           ------------------------------------------

King Owyang           53            President and Chief Executive Officer of the
                                    Company   (since   1998);   Executive   Vice
                                    President, Technology and Silicon Operations
                                    (1992-1998);  director  of  Siliconix  since
                                    1998.

Everett Arndt         48            Operations Administrative  President,  North
                                    America of Vishay Intertechnology, Inc., the
                                    indirect  holder  of 80.4% of the  Company's
                                    outstanding  Common Stock,  since 1998; Vice
                                    President,   Controller   North  America  of
                                    Vishay  Intertechnology,  Inc.  (1995-1998);
                                    Vice  President and  Controller of Vitramon,
                                    Incorporated  (a  subsidiary of Vishay since
                                    1995)  (1987-1995);  director  of  Siliconix
                                    since 1998.

Lori Lipcaman         41            Operations   Senior   Vice   President   and
                                    Controller of Vishay  Intertechnology,  Inc.
                                    (since 1998);  Vice President and Controller
                                    of Vishay Europe GmbH (1996-1998); Director
                                    of    European    Accounting    of    Vishay
                                    Intertechnology, Inc. (1991-1996); Director of Finance and Accounting of Sprague France
                                    (a  subsidiary  of Vishay since 1988) (1993-
                                    1996); director of Siliconix since 1998.

Glyndwr Smith         60            Assistant   to  the  CEO  and  Senior   Vice
                                    President,  Marketing Intelligence of Vishay
                                    Intertechnology, Inc. (since 1991); director of Siliconix since 1998.


Directors' Meetings and Committees


The Board of Directors met twice in person in 1998 and took action by unanimous written consent on nine occasions in that year. Each director attended at least 75% of the meetings of the Board of Directors and of the committees, if any, of which he was a member.

The Audit Committee of the Board of Directors consists of Everett Arndt, Lori Lipcaman and Glyndwr Smith. The Committee met once in 1998. The principal functions of that committee were to select a firm of independent certified public accountants to perform an audit of the Company's financial statements; to review, in consultation with the independent accountants, the scope and results of and the compensation for such audit, together with any non-audit services performed by them; to review the Company's accounting policies and any changes thereof; and to consult with the independent accountants and Company management, separately as appropriate, with regard to the adequacy of the Company's internal controls.

The Compensation Committee of the Board of Directors consists of the entire Board of Directors, i.e., Messrs. King Owyang, Everett Arndt and Glyndwr Smith and Ms. Lori Lipcaman. The Committee met twice in 1998. Its principal functions were to make recommendations as to remuneration arrangements, including bonuses, for officers and other employees. Dr. Owyang is the only employee member of this Committee, and he was excused from any discussion involving his own compensation or benefits. See also "Report of Compensation Committee" below.

The Board of Directors has no standing Nominating Committee.

The Board of Directors recommends a vote FOR all of the Nominees.


                               SECURITY OWNERSHIP


The following table shows the amount of Common Stock of the Company beneficially owned, as of April 16, 1999, by the only person who to the knowledge of the Company is the beneficial owner of more than 5% of the outstanding Common Stock of the Company. Such person has sole investment and voting power with respect to the shares shown.

                                            Amount
        Name and Address                    Beneficially                Percent
        of Beneficial Owner                 Owned                       of Class
        -------------------                 -----                       --------

        Vishay TEMIC Semiconductor          8,010,000                   80.4%
        Acquisition Holdings Corp.
          63 Lincoln Highway
          Malvern, PA  19355

The following table shows the number and percentage of shares of Common Stock beneficially owned, as of April 16, 1999, by (i) each current director and nominee for director, (ii) each executive officer named in the compensation table below under "Compensation of Officers and Directors" and (iii) all directors and executive officers as a group. Each person has sole investment and voting power with respect to the shares shown.

                                              Amount
        Name of Bene-                       Beneficially                 Percent
        ficial Owner                           Owned                    of Class
        ------------                           -----                    --------

        Everett Arndt                              0                         0

        Lori Lipcaman                              0                         0

        King Owyang                            2,587                         *

        Glyndwr Smith                            300                         *

        Mike Chang                                 0                         0

        John Cox                                   0                         0

        Jens Meyerhoff                             0                         0

        Hamza Yilmaz                              88                         *

        Richard Kulle                              0                         0

        Jurgen Biehn                               0                         0

        G. Thomas Simmons                          0                         0

        All directors and executive
          officers as a group (11 persons)     2,975                         *
-------------------
*Less than 1%.

                     COMPENSATION OF OFFICERS AND DIRECTORS


The following table shows, as to (i) the Chief Executive Officer at December 31, 1998, (ii) the former Chief Executive Officer, (iii) each of the four other most highly compensated executive officers and (iv) two other former executive officers (collectively, the "Named Executive Officers"), information concerning compensation paid for services to the Company in all capacities during the fiscal year ended December 31, 1998, as well as the total compensation paid to each such individual for the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).


Summary Compensation Table
--------------------------


                                                                        Long Term
                                 Annual Compensation                    Compensation
                                 -------------------                    ------------


    Name and                                             Other Annual                           All Other
Principal Position            Year     Salary        Bonus       Compensation          LTIP Payouts     Compensation(1)
------------------            -----    ------        -----       ------------          ------------     ---------------

King Owyang                   1998   $355,386     $221,892      $  167,087(3)              $123,300             $11,099
 Executive Vice               1997   $332,316     $449,919      $  286,411(4)              $ 82,500             $23,474
 President(2)                 1996   $324,011     $173,895      $  171,172(5)              $ 76,200             $18,884

Richard J. Kulle              1998   $143,820     $254,097      $1,924,185(7)              $194,438                 -0-
 President and Chief          1997   $563,921(8)  $826,675      $  362,727(9)              $186,375             $23,474
 Executive Officer(6)         1996   $400,456     $226,005      $ 195,198(10)              $160,125             $18,884

Mike Chang                    1998   $226,561     $124,695      $  81,151(12)              $ 71,060             $10,799
 Executive Vice
 President(11)

Jens Meyerhoff                1998   $159,621     $ 79,175      $  25,419(14)              $  8,287             $10,702
 Senior Vice
 President and Chief
 Financial Officer(13)

Hamza Yilmaz                  1998   $233,699     $125,166      $  64,139(16)              $ 66,818             $11,099
 Senior Vice
 President(15)

John Cox                      1998   $283,688           0                (18)                     0             $ 4,913
 Vice President,              1997   $244,125           0                (18)                     0                   0
 Worldwide Environmental
 Health & Safety Affairs(17)

G. Thomas Simmons             1998   $ 60,448   $  98,821      $  761,579(20)              $ 72,247             $ 1,386
 Former Vice President,       1997   $280,390   $ 435,286      $  163,294(21)              $ 67,500             $23,474

                                                    -5-





 Marketing(19)                1996   $271,487    $146,526      $  122,203(22)             $ 50,625              $19,856

Jurgen Biehn                  1998   $ 75,549    $ 26,445      $  833,387(24)             $ 61,606              $ 1,386
 Former Chief Financial       1997   $262,338    $206,899      $   89,322(25)             $ 68,799              $18,674
 Officer(23)                  1996   $253,677    $169,739      $  162,272(26)             $ 66,210              $ 2,700


---------------------
(1)The Company does not have any stock option or stock purchase plans, although options to purchase Vishay stock were issued to certain executive officers under the Vishay Intertechnology 1998 Stock Option Program. See "Options Granted During Fiscal 1998" below. All Other Compensation includes Company contributions to the individuals' respective Tax Deferred Savings Plan and Profit Sharing Plan accounts, and payment by the Company of group term life insurance premiums on their behalf. In 1998 these amounts were--Owyang: TDSP, $4,800; PSP, $4,913;
insurance,   $1,386;  Chang;  TDSP,  $4,500;  PSP,  $4,913;  insurance,  $1,386;
Meyerhoff: TDSP, $4,418; PSP, $4,898; insurance, $1,386; Yilmaz: TDSP, $4,800; PSP, $4,913; insurance, $1,386; Cox: PSP, $4,913; Simmons: insurance, $1,386; and Biehn: insurance, $1,386.
(2)Dr. Owyang became President and Chief Executive Officer in March 1998. Prior to that he served as Executive Vice President.
(3)This amount includes  $150,000 of forgiven real estate loans.
(4)This amount includes $180,000 of forgiven real estate loans and $97,801 paid for reimbursement of income taxes attributable to certain employee benefits received in 1997.
(5)This amount includes $50,364 paid for reimbursement of income taxes attributable to certain employee benefits received in 1996 and $80,000 of forgiven real estate loans.
(6)Mr. Kulle resigned from all positions with the Company in March 1998.
(7)This amount includes severance payments of $1,647,172.
(8)This amount includes $132,958 of compensation for accrued but unused vacation time.
(9)This amount includes $160,000 of forgiven real estate loans and $158,387 paid for reimbursement of income taxes attributable to certain employee
benefits   received  in  1997.
(10)This amount includes $60,629 paid for reimbursement of income taxes attributable to certain employee benefits received in 1996.
(11)Dr. Chang became Executive Vice President in October 1998. Prior to that he served as Senior Director, Worldwide Fab Operations.
(12)This amount includes $50,000 of a forgiven real estate loan.
(13)Mr. Meyerhoff became Senior Vice President and Chief Financial Officer in September 1998. Prior to that he served as Senior Director and Corporate Controller.
(14)This amount includes $15,000 of a forgiven loan.
(15)Dr. Yilmaz became Senior Vice President in October 1998. Prior to that he served as Vice President and head of the Power MOS Business Unit.
(16)This amount includes $40,000 of a forgiven real estate loan.
(17)Mr.   Cox  joined  the  Company  in  April  1997.
(18)Other Annual Compensation includes amounts paid for car allowances, reimbursement of certain medical expenses and income taxes, and other personal benefits. In these cases, the amounts totaled less than the lesser of (i) 10% of each officer's salary plus bonus for the year or (ii) $50,000.
(19)Mr.  Simmons  resigned  from all positions with the Company in March 1998.
(20)This amount includes a severance payment of $751,869.
(21)This amount includes $90,000 of forgiven real estate loans and $53,098 paid for reimbursement of income taxes attributable to certain employee benefits received in 1997.
(22)This amount includes $60,000 for a forgiven real estate loan and $37,735 paid for reimbursement of income taxes attributable to certain employee benefits received in 1996.
(23)Mr. Biehn resigned from all positions with the Company in April 1998.
(24)This amount includes a severance payment of $669,195.
(25)This amount includes $30,000 of forgiven real estate loans, $25,180 paid for reimbursement of income taxes attributable to certain employee benefits received in 1997 and $24,242 paid for reimbursement of children's education expenses.
(26)This amount includes $60,000 for a forgiven real estate loan and $41,322 paid for reimbursement of income taxes attributable to certain employee benefits received in 1996.

The Company's  long-term  incentive plan (the Key Professional  Performance Unit
Plan) was terminated by the Board of Directors effective December 31, 1998; no awards were granted under the Plan in the fiscal year then ended and none will be granted in the future. The amounts shown for Long Term Compensation in the Summary Compensation Table above reflect awards made for the 1996-1998 Plan period as well as pro rata awards for the 1997-1999 and 1998-2000 Plan periods, reflecting termination of the Plan prior to the end of these Plan periods.

Participation in the Key Professional Performance Unit Plan was limited to certain key employees who were expected to have a substantial opportunity to influence the performance of the Company. The Plan provided for cash bonuses to be paid to the participants. The amount paid to any participant in the Plan was a measure of the extent to which specified corporate objectives were achieved over a three-year period, beginning in the year in which the award of performance units was made. The corporate objectives consisted of the attainment of goals relating to one or more of the following performance measures: (1) bookings, (2) revenues, (3) earnings before taxes, (4) return on net assets, (5) return on equity, (6) stockholder return and (7) net revenue per employee. The Compensation Committee determined the target level of performance to be achieved with respect to each performance goal in order for that performance goal to be considered attained.


Options Granted During Fiscal 1998
----------------------------------


     The following table summarizes the grants of options made to the Named Executive Officers by Vishay to purchase Vishay's Common Stock in the fiscal year ended December 31, 1998.


                                 Percent of                                     Potential Realizable
                                 Total Options                                  Value after Ten Years
                                 Granted to                                     Assuming Annual
                   Number of     Siliconix                                 Appreciation of
                   Options       Employees in   Exercise      Expiration   Vishay Stock Price of
 Name              Granted       Fiscal Year      Price       Date            5%           10%
 ----              -------       -----------    ---------     -------      -----------------------


King Owyang        12,000             12.9%        $10.50    10/05/08       $79,200      $200,760
Richard J. Kulle        0               --             --          --            --            --
Mike Chang          6,000              6.5%        $10.50    10/05/08       $39,600      $100,380
Jens Meyerhoff      6,000              6.5%        $10.50    10/05/08       $39,600      $100,380
Hamza Yilmaz        6,000              6.5%        $10.50    10/05/08       $39,600      $100,380
John Cox                0               --             --          --            --            --
G. Thomas Simmons       0               --             --          --            --            --
Jurgen Biehn            0               --             --          --            --            --


Option Exercises and Fiscal 1998 Year-End Values
------------------------------------------------


     The following table shows, as to the Named Executive Officers, information concerning the number and value of the stock options held by those persons at December 31, 1998. No options were exercised during the fiscal year ended December 31, 1998.


                                                         Value of         Value of
                          Number of      Number of       Unexercised      Unexercised
                          Unexercised    Unexercised     Exercisable      Unexercisable
                          Exercisable    Unexercisable   In-the-Money     In-the-Money
     Name                 Options        Options         Options          Options
     ----                 -------        -------         -------          -------

King Owyang                  0            12,000              --          $48,000
Richard J. Kulle             0                 0              --               --
Mike Chang                   0             6,000              --          $24,000
Jens Meyerhoff               0             6,000              --          $24,000
Hamza Yilmaz                 0             6,000              --          $24,000
John Cox                     0                 0              --               --
G. Thomas Simmons            0                 0              --               --
Jurgen Biehn                 0                 0              --               --


Directors' Compensation


During 1998, the Chairman of the Board received a $3,500 quarterly retainer plus $1,500 for each directors' meeting attended, and each other non-employee director received a $2,250 quarterly retainer plus $1,000 for each directors' meeting attended. The Company reimburses directors who are not employees of the Company or any affiliated corporation the expenses incurred by them in attending Board and committee meetings.


Compensation Committee Interlocks and Insider Participation


The Compensation Committee of the Board of Directors currently consists of the entire Board of Directors, i.e., Messrs. King Owyang, Everett Arndt and Glyndwr Smith and Ms. Lori Lipcaman. Dr. Owyang is the President and Chief Executive Officer of the Company. Messrs. Arndt and Smith and Ms. Lipcaman are non-employee directors. Prior to the acquisition of a controlling interest in the Company by Vishay, the Compensation Committee consisted of Messrs. Richard Kulle (then the President and CEO of the Company), Frank Maier and Robert Wehrli (both of whom were non-employee directors).

                        REPORT OF COMPENSATION COMMITTEE


The Compensation Committee of the Board of Directors consists of the entire Board of Directors, i.e., Messrs. King Owyang, Everett Arndt and Glyndwr Smith and Ms. Lori Lipcaman. Dr. Owyang is the only employee member of this Committee, and he was excused from any discussion involving his own compensation or benefits.

The responsibilities of the Compensation Committee are to:

o Establish salary levels for all executives of the Company
o Administer the Company's Key Professional Incentive Bonus Plan
o Administer the Company's Key Professional Performance Unit Plan
o Administer the Company's Qualified Retirement Plan
o Establish general wage increase targets for each fiscal year
o Recommend and/or approve all special bonuses or awards

The Compensation Committee met concurrently with each meeting of the full Board in 1998.


Executive Compensation Generally


Executive compensation in 1998 was initially established and implemented by the 1997 Compensation Committee, which consisted of Messrs. Richard Kulle (then the President and CEO of the Company), Frank Maier and Robert Wehrli (both of whom were non-employee directors), all of whom have since resigned from the Board of Directors in connection with the Vishay acquisition. In 1998, executives of the Company were compensated by base salary and annual cash incentives (under the Key Professional Incentive Bonus Plan, the Key Professional Performance Unit Plan and otherwise), as well as other benefits generally offered to executives by large corporations, such as car allowances and reimbursement of certain expenses. The amount paid to any participant in the Key Professional Incentive Bonus Plan was a measure of two annual performance components, (i) achievement of corporate objectives, which consisted of several components and were identical for all participants in the Plan, and (ii) achievement of personal goals, which were unique for each individual participant. If a target objective was not met, its influence on the awards to be made was eliminated and the bonus pool was correspondingly reduced.

The amount paid to any participant in the Key Professional Performance Unit Plan (which was terminated by the Board of Directors effective December 31, 1998) depended on the achievement of corporate objectives over a three-year period. These objectives consisted of several components. If a target objective was not met, its influence on the awards to be made was eliminated and the bonus pool was correspondingly reduced.

The Compensation Committee evaluated both Company and individual executive performance against the Company's plan for the year and surveyed like industry practices at each facility location. Performance against plan was the easiest measure to use since the Company prepares a three-year plan each year. The general Company performance, as well as individual performance, was used to establish relative contribution for each executive.

The more difficult task in determining executive compensation was determining levels relative to like industry practices within the community. The Company contracted with a local compensation consulting firm in order to determine low, average and high compensation levels for each executive position. These relative numbers included such factors as company location, company size, individual responsibilities and other executive benefits. The consulting firm's report included salaries, bonuses and total compensation for each measured period. This report was then used by the Compensation Committee to determine appropriate salary changes and bonuses for the current year. The report was used also to inform the full Board of Directors of relative compensation levels.

Cash compensation has historically been the primary tool that the Company has used to attract and hold outstanding executives. In 1998, Siliconix did not maintain stock option or purchase plans of any kind. (In October 1998, however, certain executive officers were granted options to purchase Vishay stock under the Vishay Intertechnology 1998 Stock Option Program. See "Options Granted During Fiscal 1998" above.) Since the Northern California community, in which most of the Company's senior personnel are located, is very accustomed to generous stock option plans, the Board of Directors as well as the Compensation Committee determined that the Company maintain salaries and bonuses at the upper end of community levels to permit Siliconix to retain its capable staff. The Company's policy has historically been to pay its senior executives at no less than the 75th percentile of compensation of comparable executives in the Silicon Valley. The Company also on occasion has provided its executives with other benefits such as (i) loans that may be forgiven in increments over a specified number of years, provided that the executive remains employed by the Company during that period and (ii) compensation for income taxes attributable to certain employee benefits. See "Certain Transactions."


1998 Compensation of the President and CEO


Mr. Kulle's base salary for 1998 was determined by the 1997 Compensation Committee largely in accordance with the principles described above. In 1997, the Company achieved a 20% sales increase, to $321.6 million, and a 27% increase in net income, to $33.0 million. These were the primary criteria used by the Compensation Committee in determining Mr. Kulle's base salary for 1998. Based on the foregoing, therefore, the Committee felt it was appropriate to compensate Mr. Kulle at the upper end of base salary levels for Presidents and CEOs generally, based upon the report of the Company's compensation consultants.

Mr. Kulle's bonuses under the Key Professional Incentive Bonus Plan and the Key Professional Performance Unit Plan reflected 100% achievement of his personal goals and 92% of the corporate objectives for 1998. The bonuses under the Plans were determined in accordance with the formulas mandated thereby, and prorated for the percentage of the entire year during which he was employed by the Company.

When Dr. Owyang became President and Chief Executive Officer in March 1998, his compensation was determined using the same criteria. His bonuses under the Key Professional Incentive Bonus Plan and the Key Professional Performance Unit Plan also reflected 100% achievement of his personal goals and 92% of the corporate objectives for 1998 and were determined in accordance with the formulas mandated thereby.

Submitted by the
Compensation Committee:

King Owyang
Everett Arndt
Lori Lipcaman
Glyndwr Smith


                          STOCK PRICE PERFORMANCE GRAPH


The following graph shows a five-year comparison of cumulative total stockholder returns, assuming reinvestment of dividends, for the Company, the S&P 500(R) Index and the S&P(R) Technology Sector Index. The total stockholder return assumes $100 invested on December 31, 1993 in Siliconix Common Stock, the S&P 500 Index and the S&P Technology Sector Index. Historic stock price performance is not necessarily indicative of future stock price performance, and any comparison or statement made in this analysis should not be considered a recommendation or comment relative to the purchase or sale of the Company's stock.


                                     [graph inserted here]


               1993       1994      1995        1996      1997        1998
               ----       ----      ----        ----      ----        ----

Siliconix      $100       $183      $548        $348      $637        $307
S&P 500(R)     $100       $101      $139        $171      $229        $294
S&P(R) Tech-
nology Sector
Index          $100       $117      $168        $236      $297        $514

                              CERTAIN TRANSACTIONS


At December 31, 1997, the Company owed $34.57 million to Daimler-Benz Capital, Inc., then an affiliated corporation. Subsequent to the acquisition of 80.4% of the Company's outstanding Common Stock by Vishay in March 1998, this indebtedness was assigned to Vishay. It bears interest at a floating rate equal to Vishay's cost of funds, currently 6.25% per annum, and is due in 2001.

In April and May 1998, the Company borrowed $5,000,000 from Vishay for general corporate purposes. The indebtedness bore interest at a floating rate based on Vishay's cost of funds, currently 6.25% per annum, and was due in April 1999. These loans were repaid using the revolving credit facility established effective May 1998 described below.

Effective May 1998, the Company signed a Revolving Intercompany Promissory Note payable to Vishay establishing a $35,000,000 revolving credit facility. Under the Note, the Company may borrow up to $35,000,000 from time to time from Vishay for general corporate purposes. Amounts borrowed bear interest at a floating rate equal to Vishay's cost of funds, currently 6.25% per annum, and are due in 2000. There is currently no amount outstanding under the Note.

Effective May 1998, the Company borrowed $16,000,000 from Vishay. This purpose of this loan was to enable Siliconix Technology C.V., an affiliated limited partnership, to purchase 40% of the outstanding equity interest in Shanghai Simconix Co. Ltd. ("Simconix") from the Shanghai Institute of Metallurgy. Simconix is a joint venture between Siliconix and the Shanghai Institute of Metallurgy that performs assembly and test services for Siliconix in Shanghai, China. This indebtedness bore interest at a floating rate equal to Vishay's cost of funds, currently 6.25% per annum. This indebtedness has been paid in full.

Dr. King Owyang, President and Chief Executive Officer, was indebted to the Company in 1998 in the amount of $150,000, which was loaned to Dr. Owyang for personal expenses. The loan bore interest at a floating rate that approximated the Company's cost of money, currently 6.25% per annum, and was forgiven in full in 1998. The maximum amount of this indebtedness since January 1, 1998 was $150,000. Interest on this loan was also forgiven in 1998.

In January 1998, the Company reimbursed Dr. Owyang in the amount of $97,801 for income taxes attributable to certain employee benefits received in 1997.

In 1997, the Company reimbursed Dr. Owyang in the amount of $50,364 for income taxes attributable to certain employee benefits received in 1996.

At January 1, 1998, Richard Kulle, the former President and Chief Executive Officer, was indebted to the Company in the amount of $660,000, which was loaned to Mr. Kulle to assist him in the purchase of a home and for personal expenses. The loans bear interest at a floating rate that approximates the Company's cost of money, currently 6.25% per annum; the accrued interest is netted against interest accruing on Mr. Kulle's deferred severance payments described below. The maximum amount of this indebtedness since January 1, 1998 was $660,000, of which $260,000 was forgiven in 1998, $100,000 was repaid in 1999 and $300,000 will be repaid in 2000.

In January 1998, the Company reimbursed Mr. Kulle in the amount of $158,387 for income taxes attributable to certain employee benefits received in 1997.

In 1997, the Company reimbursed Mr. Kulle in the amount of $60,629 for income taxes attributable to certain employee benefits received in 1996.

In March 1998, Mr. Kulle resigned as President, Chief Executive Officer and a director of the Company. Pursuant to an agreement among him, the Company and Vishay, Mr. Kulle received payments aggregating $1,647,172 in March and April 1998 and $500,000 in March 1999. In March 2000, he will receive a final payment of $779,603. The 1999 and 2000 payments bear interest at 6% per annum from March 1998 to the payment date. The $100,000 payment due to the Company from Mr. Kulle in 1999 was and the $300,000 payment due to the Company from Mr. Kulle in 2000 (see above) will be netted against the foregoing payments. Of said payments to Mr. Kulle, the amount of $1,279,603 was paid to him in consideration of a non-competition and non-solicitation agreement, pursuant to which Mr. Kulle agreed that for a period expiring in March 2000, he will not provide services in any capacity to any person or entity that competes, directly or indirectly, with the Company's March 1998 product line. There are some exceptions to these restrictions, however, primarily that Mr. Kulle will have the right to, directly or indirectly as an officer, director, employee, consultant or in any other capacity with any person or entity, assemble, test, develop and manufacture any products, and to assemble, test and manufacture for other persons or entities, products that compete with the Company's March 1998 product line, provided that Mr. Kulle or such person or entity with which Mr. Kulle is affiliated does not market and sell any product which competes with the Company's March 1998 product line directly to the market (OEM customers) or to distributors.

Dr. Mike Chang, Executive Vice President, is indebted to the Company in the amount of $250,000, which was loaned to Dr. Chang to assist him in the purchase of a home. The loan bears interest at the rate of 5.5% per annum and will be forgiven at the rate of $50,000 per year in the years 1999-2003, provided that Dr. Chang remains employed by the Company during that period. The maximum amount of this indebtedness since January 1, 1998 was $300,000, of which $50,000 was forgiven in 1998. Interest on this loan was also forgiven in 1998.

Dr. Hamza Yilmaz, Senior Vice President, is indebted to the Company in the amount of $160,000, which was loaned to Dr. Yilmaz for personal expenses. The loan bears interest at the rate of 5.5% per annum and will be forgiven at the rate of $40,000 per year in the years 1999- 2002, provided that Dr. Yilmaz remains employed by the Company during that period. The maximum amount of this indebtedness since January 1, 1998 was $200,000, of which $40,000 was forgiven in 1998. Interest on this loan was also forgiven in 1998.

In January 1998, the Company reimbursed G. Thomas Simmons, the former Vice President, Marketing, in the amount of $53,098 for income taxes attributable to certain employee benefits received in 1997. In 1997, the Company reimbursed Mr. Simmons in the amount of $37,735 for income taxes attributable to certain employee benefits received in 1996. In March 1998, Mr. Simmons resigned as Vice President, Marketing of the Company. Mr. Simmons received a severance payment of $751,869 in April 1998.

At January 1, 1998, Jurgen Biehn, the former Senior Vice President and Chief Financial Officer, was indebted to the Company in the amount of $150,000, which was loaned to Mr. Biehn to assist him in the purchase of a home. The loan bore interest at a floating rate that approximated the Company's cost of money, currently 6.25% per annum and was forgiven in full in 1998. The maximum amount of this indebtedness since January 1, 1998 was $150,000. Interest on this loan was also forgiven in 1998. In January 1998, the Company reimbursed Mr. Biehn in the amount of $25,180 for income taxes attributable to certain employee benefits received in 1997. In 1997, the Company reimbursed Mr. Biehn in the amount of $41,322 for income taxes attributable to certain employee benefits received in 1996. In April 1998, Mr. Biehn resigned as Senior Vice President and Chief Financial Officer of the Company. Mr. Biehn received a severance payment of $669,195 in April 1998.


                    PROPOSAL 2--RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors proposes the ratification by the stockholders at the Annual Meeting of the accounting firm of Ernst & Young LLP ("Ernst & Young") as independent public accountant for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP ("KPMG") was the Company's independent public accountant for the fiscal years ended December 31, 1997 and 1996 and had served as such since the fiscal year ended December 31, 1991.

Vishay is required to consolidate the Company's financial statements with its own and Vishay's public accounting firm is Ernst & Young. Therefore, effective July 31, 1998, the Board of Directors selected Ernst & Young to replace KPMG as the Company's independent public accountant. One or more representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from stockholders.

KPMG's audit reports on the Company's financial statements for the fiscal years ended December 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 1996 and 1997 and the subsequent interim period preceding this change, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to KPMG's satisfaction, would have caused them to make reference to the subject of such disagreement in connection with their reports.

The  Board  of  Directors   recommends  that  the  stockholders   vote  for  the
ratification of the selection of Ernst & Young as independent public accountant for the Company for the year ending December 31, 1998.

Stockholder ratification of the selection of Ernst & Young as the Company's independent public accountant is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will consider whether to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR Proposal 2.


                              STOCKHOLDER PROPOSALS


Stockholder proposals must be received by the Company at its principal offices not later than December 26, 1999 in order for them to be considered for inclusion in the Company's Proxy Statement with respect to the 2000 Annual
Meeting.  No such  proposals  were  received  with  respect  to the 1999  Annual
Meeting.


        COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934


Directors and executive officers are required to comply with section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), which requires generally that such persons file reports on Form 4 with the Securities and Exchange Commission on or before the tenth day of the month following any month in which they engage in any transaction in the Company's Common Stock. All directors and executive officers timely filed all required reports under section 16 of the exchange Act with respect to transactions that occurred in the fiscal year ended December 31, 1998.


                            ANNUAL REPORT (FORM 10-K)

Upon receipt of a written request from any stockholder, the Company will provide such stockholder, without charge, a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1998, including the financial statements and the schedule thereto. Stockholders desiring a copy of Form 10-K should send their written request to the Secretary, Siliconix incorporated, 2201 Laurelwood Road, Santa Clara, California 95054. If a stockholder making such a request is not a record owner of the Company's Common Stock, the request of such stockholder must contain a good-faith representation that, as of April 16, 1999, such stockholder was a beneficial owner of Common Stock.

                                  MISCELLANEOUS


The only business which the Board of Directors intends to present to the meeting is the election of a Board of Directors for the ensuing year and the ratification of the Company's accountants for the current year. The Board of Directors is not aware at the time of solicitation of the enclosed proxy of any other matter which may be presented for action at the meeting. In the event that any other matter should come before the meeting for action, management will vote the enclosed proxy in such manner as the named proxies determine in accordance with their best judgment.


BY ORDER OF THE BOARD OF DIRECTORS


DAVID M. ACHTERKIRCHEN
Secretary

April 30, 1999

                             SILICONIX INCORPORATED
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 2, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints and constitutes Everett Arndt and King Owyang, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of the Common Stock of Siliconix incorporated held by the undersigned at the Annual Meeting of Stockholders to be held on Wednesday, June 2, 1999, at 4:00 p.m., or at any adjournment or adjournments thereof, for the following purposes, described in the Proxy Statement dated April 30, 1999, accompanying the notice of said meeting:


            PLEASEMARK,  SIGN,  DATE AND RETURN  THE PROXY CARD  PROMPTLY
                     USING THE ENCLOSED ENVELOPE.

Please mark your votes as indicated in this example  [X]


1.    ELECTION OF DIRECTORS.

                  WITHHOLD
     FOR      AUTHORITY to vote      FOR
all nominees  for all nominees      all nominees except: _____________


    [  ]           [  ]              [  ]


        E. Arndt, L. Lipcaman, K. Owyang, G. Smith


2.     RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP.

     FOR           AGAINST          ABSTAIN

    [  ]            [  ]              [  ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned stockholder. If no direction is made, the proxy will be voted FOR Proposals 1 and 2. Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 1999 and the Annual Report for the year 1998.

I plan to attend the meeting         [  ]


I do not plan to attend the meeting  [  ]


Signature(s) ___________________________      Dated    ___________________, 1999

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




                                      -18-